As filed with the Securities and Exchange Commission on March 10, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Marathon Oil Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	5555 San Felipe Road	25-0996816
(State or Other Jurisdiction of	Houston, Texas 77056-2723	(I.R.S. Employer Identification No.)
Incorporation or Organization)	(713) 629-6600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William F. Schwind, Jr., Esq.
Vice President, General Counsel & Secretary
5555 San Felipe Road
Houston, Texas 77056-2723
(713) 629-6600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Ted W. Paris, Esq.
Tull R. Florey, Esq.
Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002-4995
(713) 229-1234
Fax: (713) 229-1522

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

			Proposed maximum
Title of each class of	Amount to be	Proposed maximum offering	aggregate	Amount of
Securities to be registered	registered(1)(3)	price per share(2)	offering price(2)	registration fee

Common stock, par value $1.00 per share	6,000,000	$21.22	$127,320,000	$5,003.68

(1)	This Registration Statement (the “Registration Statement”) registers the issuance of 6,000,000 shares of the common stock, par value $1.00 per share, of the Registrant issuable pursuant to the Registrant’s Dividend Reinvestment and Direct Stock Purchase Plan.

(2)	Estimated solely for the purposes of determining the amount of the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act on the basis of the average of the high and low sale prices for the shares of the Registrant’s common stock as reported on The New York Stock Exchange on March 6, 2009.

(3)	If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this Registration Statement changes, then the provisions of Rule 416 under the Securities Act shall apply to this Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this Registration Statement.

Prospectus

MARATHON OIL CORPORATION

Dividend Reinvestment and Direct Stock Purchase Plan

Our Dividend Reinvestment and Direct Stock Purchase Plan provides both existing stockholders and interested new investors a simple and convenient method to purchase additional shares of our common stock. Some of the significant features of the plan are:

•	Enrollment through initial direct stock purchase of not less than $500 and not more than $10,000.

•	Purchases through the reinvestment of quarterly dividends of up to $35,000 (more with our permission).

•	Purchases through monthly optional cash payments of not less than $50 and not more than $10,000 (more with our permission).

•	Regular monthly investment can be made by automatic bank debits.

•	Optional cash payments will generally be invested within a week of receipt.

•	No brokerage commissions for purchases.

•	Recordkeeping is simplified since you will receive quarterly statements of any account activity.

•	All certificates held by you may be deposited for safekeeping at no cost to you whether or not dividends are reinvested.

Your participation is entirely voluntary and may be terminated at any time. This plan amends and restates our prior Dividend Reinvestment and Direct Stock Purchase Plan. If you are already enrolled in the plan, your enrollment will be continued unless you notify us otherwise. If you wish to join the plan or change your investment option, please complete and sign an Authorization Form and return it to National City Bank, the plan administrator.

This prospectus relates to 6,000,000 shares of our common stock offered for purchase under the plan. Shares purchased for participants’ accounts under the plan will be purchased on the open market by the plan administrator or acquired directly from us as original issue shares. Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “MRO.”

Investing in our common stock involves risks. Please read “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

March 10, 2009

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

MARATHON OIL CORPORATION

Marathon Oil Corporation, a Delaware corporation, is an integrated international energy company. Together with its subsidiaries, Marathon is engaged in:

•	worldwide exploration, production and marketing of liquid hydrocarbons and natural gas;

•	mining, extraction and transportation of bitumen from oil sands deposits in Alberta, Canada, and upgrading of the bitumen for the production and marketing of synthetic crude oil and by-products;

•	domestic refining, marketing and transportation of crude oil and petroleum products, primarily in the Midwest, upper Great Plains, Gulf Coast and southeastern regions of the United States; and

•	worldwide marketing and transportation of products manufactured from natural gas, such as liquefied natural gas and methanol, and development of other projects to link stranded natural gas resources with key demand areas.

Our principal executive offices are located at 5555 San Felipe Road, Houston, Texas 77056-2723, and our telephone number at that location is (713) 629-6600.

RISK FACTORS

Before you decide to participate in the plan and invest in shares of our common stock, you should carefully consider the risk factors and all other information included or incorporated by reference in this prospectus, including those risks described under “Risk Factors” in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q. We cannot assure you of a profit or protect you against a loss on the shares of our common stock that you purchase or sell under the plan.

In addition, there are risks associated with participation in the plan. You will not know the price of the shares you are purchasing under the plan at the time you authorize the investment or elect to have your dividends reinvested. The price of our common stock may fluctuate between the time you decide to purchase shares under the plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision. If you instruct the plan administrator to sell shares under the plan, you will not be able to direct the time and price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale. If you decide to withdraw from the plan, the plan administrator will continue to hold your shares unless you request a certificate for whole shares credited under the plan. If you request a certificate, the market price of our shares may decline between the time you decide to withdraw and the time you receive the certificate.

USE OF PROCEEDS

We will receive proceeds from the purchase of our common stock under the plan only to the extent that those purchases are of newly issued shares of our common stock made directly from us, and not from open market purchases. Any proceeds that we receive from purchases of newly issued shares will be used for general corporate purposes. We cannot estimate the amount of any such proceeds at this time.

THE PLAN

Enrollment

To Enroll:

• If you do not own any common stock
You can join the plan by making an initial cash investment of at least $500 and not more than $10,000. You can enroll and make your payment online at www.ncstockaccess.com or by mailing to the plan administrator a completed Authorization Form along with your check or money order payable to National City Bank. A $10 enrollment fee will be deducted from your initial investment. Please allow two weeks for your account to be established, initial shares to be purchased and a statement to be mailed to you. No interest will be paid on amounts held by us pending investment.

• If you own common stock registered in your name	You can join the plan online at www.ncstockaccess.com or by mailing a completed Authorization Form to the plan administrator. (No enrollment fee required.)

• If your shares are held in a brokerage, bank or other intermediary account
To participate directly in the plan, you should direct your broker, bank or other intermediary to register some or all of your shares of common stock directly in your name on the books of National City Bank, as the transfer agent for our common stock. You can then join the plan online at www.ncstockaccess.com or by mailing a completed Authorization Form to the plan administrator.

• If you are a current participant in the plan	You are automatically enrolled in the plan. No action is required unless you want to make a change in your election.

If you are a citizen or resident of a country other than the United States, you must first determine that participating will not violate local laws applicable to us, the plan and you as a participant.

Administration of the Plan

National City Bank administers the plan, receives investments, keeps records, sends statements of account to you and performs other duties related to the plan. National City Bank will register and hold shares purchased for you through the plan or deposited by you for safekeeping in the plan in its name or the name of its nominee until a written request is received from you for the sale or issuance of certificates for all or part of your shares held under the plan. We may appoint a different administrator for the plan at any time, and we may act as the plan administrator. National City Bank or any other appointed administrator is referred to as the “plan administrator.” National City Bank also acts as dividend disbursing agent for our common stock.

For information about the plan:

Contact National City Bank at:	Toll-free telephone: (888) 843-5542
Email:  shareholder.inquiries@nationalcity.com

Visit the Marathon Shareholder Services website at:  www.marathon.com

You may enroll in the plan, obtain copies of this prospectus, obtain and submit Authorization Forms and other forms, submit investment or sales requests, set up automatic withdrawals, terminate your participation and engage in other activities as a participant in the plan through National City Bank’s website at: www.ncstockaccess.com.

Alternatively, you may submit initial and optional investments, Authorization Forms and other forms by mail to:

National City Bank
Reinvestment Services, Locator 5352
P.O. Box 94946
Cleveland, OH 44101-4946

Please include your plan account number on all checks and money orders and on all correspondence, as well as a daytime telephone number where you may be contacted during normal working hours.

Investment Options

Once enrolled in the plan, you have the following investment options:

Dividend Reinvestment

You may elect to have all or a portion of your cash dividends on our common stock automatically reinvested toward the purchase of additional shares. You also have the option of receiving a cash dividend on all or a portion of the shares held in your plan account. When completing the Dividend Reinvestment section of the Authorization Form, you must choose one of the following:

•	Full Dividend Reinvestment. Purchase shares of common stock with all of your cash dividends. The dividends on all of your shares held in the plan will also be reinvested in shares of common stock. Additional shares may also be purchased with optional cash investments as described below.

•	Partial Dividend Reinvestment. Receive a cash dividend payment based on the number of full shares you specify. This option allows you to receive a fixed amount of cash each quarter, assuming the dividend stays the same. The balance of your dividends will be used to purchase shares of common stock.

You can have your cash dividends deposited directly into your bank account instead of receiving a check by mail. Just submit the Direct Deposit Form online at www.ncstockaccess.com or by mailing it to the plan administrator along with a voided check for the designated bank account. You can also change your designated bank account for direct deposit with the same form. The forms will be acted upon as soon as possible after they are received, and you can discontinue this feature by notifying the plan administrator in writing. You can change your dividend reinvestment election at any time by notifying the plan administrator. In order to initiate, change or stop the direct deposit of dividends, the plan administrator must receive your written request at least 30 days before the dividend payment date.

Optional Cash Investments

You can purchase additional shares of common stock by using the plan’s optional cash investment feature regardless of whether dividends are reinvested. You can invest at least $50 at any one time up to a maximum of $10,000 in any month unless the limit is waived by us. You may make such optional investments occasionally or at regular intervals, as you desire. Dividends will be automatically reinvested on those shares purchased and retained in the plan. Interest will not be paid on amounts held by us pending investment.

•	By Automatic Withdrawal from Your Bank Account. If you wish to make regular monthly purchases, you can authorize an automatic withdrawal from your bank account online at www.ncstockaccess.com or by completing the reverse side of the Authorization Form and mailing it to the plan administrator. This feature enables you to make ongoing investments without writing a check. Funds will be deducted from your bank account on the second Friday of each month or, if that date is not a business day, the next business day. Please allow up to six weeks for the first automatic withdrawal to be initiated. You must notify the plan administrator in writing to change or terminate automatic withdrawal at least 10 business days before the next automatic withdrawal in order for the change or termination to be effective by that date.

•	By Check or Money Order. You can make optional cash investments by sending a check or money order payable to National City Bank in U.S. dollars from a U.S. bank. Do not send cash. To facilitate processing of your investment, please use the transaction stub located at the bottom of your most recent statement. Mail your check or money order and transaction stub to the address specified on the statement. The check or money order must be received by 2:00 p.m. (Eastern time) on the business day immediately preceding the investment date. Funds are typically invested on Friday of each week. You may not sell or withdraw shares purchased by check for a period of 14 days from the receipt of the check. A $25 fee will be assessed for a check that is returned for insufficient funds.

For the purpose of the above limitations, we may aggregate all reinvested dividends and initial and optional cash investments for participants with more than one account using the same Social Security Number or Taxpayer Identification Number. For participants unable to supply a Social Security Number or Taxpayer Identification Number, their participation may be limited by us to only one plan account.

Also for the purpose of such limitations, all plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless we have determined that reinvestment of dividends and investment of optional cash payments for each such account would be consistent with the purposes of the plan, we will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

Limitations on Investments

•	Initial and optional cash investments:

• at least $500 initial cash investment;

• at least $50 optional cash investment at any one time; and

• no more than $10,000 in any one month.

•	Dividend reinvestments:

• up to $35,000 per dividend payment.

•	All limitations may be waived by us upon written request.

Waiver of Limitations

Initial and optional cash investments in excess of $10,000 per month and dividend reinvestments above $35,000 per dividend payment may be made only pursuant to a written waiver of limitation by us for the total amount to be invested. A copy of such written approval must accompany any initial or optional cash investment sent to the plan administrator.

Requests for waivers of the investment limitations and other questions concerning waivers should be directed to Marathon Shareholder Services at 1-866-864-4611.

It is solely within our discretion as to whether any waiver of the allowable maximum amounts will be granted. In deciding whether to approve a request, we will consider relevant factors, including, among others, our need for additional funds, the attractiveness of obtaining such additional funds by the sale of common stock under the plan in comparison to other sources of funds, the applicable purchase price, the participant submitting the request, the extent and nature of such participant’s prior participation in the plan, the number of shares of common stock held of record by such participant and the aggregate amount of such dividends and initial or optional cash payments in excess of the allowable maximum amounts for which requests have been submitted by all participants.

If requests for waivers are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests on any basis that we, in our sole discretion, determine to be appropriate. With regard to investments made pursuant to a waiver of limitation, the plan does not provide for a predetermined maximum limit on the amount that a stockholder may invest or on the number of shares that may be purchased.

Purchases of Shares Within Plan Limits and Dividend Reinvestments

Source of Shares

Shares of our common stock needed to meet the requirements of the plan will either be purchased in the open market or issued directly by us.

Pricing of Shares

If the shares are purchased in the open market, your price per share will be the weighted average price per share of shares purchased on that day to satisfy plan requirements. A bank or other agent will purchase shares for the plan on any securities exchange where our common stock is traded, in the over-the-counter market or in privately negotiated transactions. Commissions incurred by the plan for purchases will be paid by us. Such commissions will be reported to you as taxable income and will become a part of the cost of shares purchased on your behalf. All computations of shares are calculated to three decimals and fractional shares are credited to your account.

If the shares are purchased from us, your price per share will be the average of the daily high and low sale prices quoted on the New York Stock Exchange Composite Index as reported by Bloomberg, LP (the “NYSE Composite”) for the day the shares are purchased. If there is no trading of our common stock on the

NYSE on the day the price is to be determined, the price per share will be determined by us on the basis of such market quotations as we consider appropriate.

Because we may periodically change between the above methods for purchasing shares, there can be no assurance that the method for determining your price per share will not change. To obtain the current method, please call the plan administrator or Marathon Shareholder Services.

Purchase Intervals and Timing

The plan administrator will use initial and optional cash investments to purchase shares as promptly as practicable, normally once each week. To the extent dividends are declared, the plan administrator will use reinvested dividends to purchase shares on the quarterly dividend payment date. Purchases may be made over a number of days to meet the requirements of the plan. Funds not invested in our common stock within 30 days of receipt will be promptly returned to you.

Purchases of Shares in Excess of Plan Limits

The following discussion pertains only to initial or optional cash investments for which a waiver of limitation has been obtained. Investments that do not exceed the plan limitations and dividend reinvestments for which a waiver of limitation has been obtained will not be subject to the terms discussed below. See “Purchases of Shares Within Plan Limits and Dividend Reinvestments” above. The terms set forth below will apply to the full amount for which a waiver has been obtained. For example, if a waiver is obtained to make an optional cash investment of $15,000, $5,000 over the limit, the full $15,000 will be subject to these terms. We reserve the right, in our sole discretion and without notice, to administer and approve any terms regarding the discount, threshold price or any other terms regarding investments exceeding the plan limitations as we deem necessary or desirable.

Source of Shares

Shares of common stock required to meet the requirements of the plan for investments made pursuant to a waiver of limitations when a discount is in effect will be issued directly by us.

Pricing Period

The “pricing period” for purposes of determining the price of each newly issued share of our common stock purchased pursuant to a waiver of limitation will be a period of at least one trading day commencing on a mutually agreed upon date between us and the participant. The price of each such share will equal the volume weighted average price of our common stock obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, for each trading day during the applicable pricing period, assuming the threshold price is met on each day, less any applicable waiver discount as described below, calculated pro rata on a daily basis. For example, if an investment of $10 million is made pursuant to a waiver of limitation for a pricing period of 10 trading days, the number of shares will be calculated for each day of the pricing period by taking a pro rata portion of the total investment for each day of the pricing period, which would be $1 million, and dividing it by the volume weighted average price obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, less the discount. On the last day of the pricing period, the total investment amount, $10 million, will be divided by the total number of shares acquired over the 10 trading days (assuming the threshold price is met each day) in order to establish the purchase price. Investments made pursuant to a waiver of limitation will be applied to the purchase of shares of our common stock as soon as practicable on or after the next trading day following the last day of the applicable pricing period, which we refer to as the “waiver investment date.” A “trading day” means a day on which trades in our common stock are reported on the New York Stock Exchange.

The plan administrator must receive investments pursuant to a waiver of limitation no later than the first business day before the first day of the applicable pricing period. The plan administrator will apply all investments made pursuant to waivers of limitations that are so received to the purchase of shares of our common stock as soon as practicable on or after the next following waiver investment date. All such investments received after the first business day before the first day of the relevant pricing period will be returned without interest. No interest will be paid on funds held by the plan administrator pending investment.

Threshold Price

We may, in our sole discretion, establish for any pricing period a “threshold price” applicable to investments made pursuant to waivers of limitations. The threshold price will be the minimum price applicable to purchases of our common stock made pursuant to waivers of limitations during the applicable pricing period as set forth below. At least one business day before the first day of the applicable pricing period, we will determine whether to establish a threshold price and, if a threshold price is established, its amount, and will notify the plan administrator. We will make that determination, in our sole discretion, after a review of current market conditions, the level of participation in the plan and our current and projected capital needs.

The threshold price, if established, will be the dollar amount that the volume weighted average price obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, must equal or exceed for each trading day during the relevant pricing period. If the threshold price is not satisfied for a trading day during the pricing period, then that trading day will be excluded from the pricing period and all trading prices for that day will be excluded from the determination of the purchase price. Additionally, a trading day will be excluded if no trades in our common stock are reported on the New York Stock Exchange for that day. For example, for a 10 trading day pricing period, if the threshold price is not satisfied for one of the 10 trading days in the pricing period, then the purchase price will be based upon the remaining nine trading days in which the threshold price was satisfied.

A portion of each investment made pursuant to a waiver of limitation will be returned, without interest, for each trading day during a pricing period on which the threshold price is not satisfied and for each trading day on which no trades of our common stock are reported on the New York Stock Exchange. The returned amount will equal the pro rata amount of the total amount of that investment for each trading day that the threshold price is not satisfied. For example, for a 10 trading day pricing period, if the threshold price is not satisfied or no sales are reported for one of the 10 trading days in the pricing period, one-tenth of the investment will be returned without interest. Such amounts will be returned at the end of the pricing period.

The establishment of the threshold price and the possible return of a portion of the investment if a threshold price is not satisfied or if no trades in our common stock are reported on the New York Stock Exchange for a trading day apply only to investments made pursuant to waivers of limitations. Setting a threshold price for a pricing period will not affect the setting of a threshold price for any subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the plan administrator will be required to provide any written notice of the threshold price, if any, for any pricing period.

Any person that acquires shares of our common stock through the plan and resells them shortly before or after acquiring them may be considered to be an underwriter within the meaning of the Securities Act of 1933.

We expect that certain persons will acquire shares of our common stock using the waiver of limitation and resell those shares to obtain the financial benefit of any waiver discount then offered under the plan. We have no arrangement or understanding, formal or informal, with any person relating to a distribution of shares to be purchased through the plan.

Waiver Discount

We may, in our sole discretion, establish a “waiver discount” of 0% to 3% from the market price applicable to investments made pursuant to waivers of limitations for a particular waiver investment date. The waiver discount may vary for different waiver investment dates but will apply uniformly to all investments made pursuant to waivers of limitations with respect to a particular waiver investment date. The waiver discount will apply to the entire investment and not just the portion of the investment that exceeds $10,000.

At least one business day before the first day of the applicable pricing period, we will determine whether to establish a waiver discount and, if a waiver discount is established, its amount, and will notify the plan administrator. We will determine, in our sole discretion, whether to establish a waiver discount and its amount after a review of current market conditions, the level of participation in the plan and our current and projected capital needs. Neither we nor the plan administrator will be required to provide any written notice of the waiver discount, if any, for any pricing period.

You may ascertain the threshold price and waiver discount for any given pricing period by contacting Marathon Shareholder Services at www.marathon.com or 1-866-864-4611. There is no discount in effect as of the date of this prospectus.

Control Over Purchases

We will determine whether purchases are to be made directly from us or in the open market through the plan administrator or an affiliated broker. Neither we, the plan administrator nor any participant in the plan has the authority or power to control either the timing or pricing of shares purchased in the open market.

If you send in an initial or optional cash investment, it is possible that the market price of our common stock could go up or down before your funds are used to purchase stock. Further, we may change the method of stock purchase (purchase in the open market or from us) at any time. Therefore, you will not be able to precisely time your purchases through the plan and will bear the market risk associated with fluctuations in the price of our common stock. In addition, you will not earn interest on initial or optional cash investments for the period before the shares are purchased.

Sale of Shares

You can sell any number of shares held in your plan account online at www.ncstockaccess.com or by notifying the plan administrator in writing signed by all holders of record. The plan administrator will endeavor to arrange sales weekly on Friday, provided that it has been advised in writing of such sale no later than the preceding day. As with purchases, the plan administrator aggregates all requests to sell shares and then sells the total shares on the open market. Sales may be made through an affiliated broker. The affiliated broker cannot, however, sell any certificated shares owned by a participant in the plan unless the certificates are first deposited into the plan using the safekeeping feature. The affiliated broker may receive brokerage commissions (currently $0.04 per share), which will be payable out of the proceeds from the sale. The sale price will be the weighted average price of all shares sold on that sale date for plan participants. You will receive the proceeds of the sale less the applicable brokerage commission, a sales fee of $10.00 (subject to change at any time) and any required tax withholdings or transfer taxes.

If you send in a request to sell shares, it is possible that the market price of our common stock could go down or up before your shares are sold. Neither we, the plan administrator nor any participant in the plan has the authority or power to control either the timing or pricing of shares sold in the open market. You will not be able to precisely time your sales through the plan and will bear the market risk associated with fluctuation in the price of our common stock. In addition, you will not earn interest on the proceeds from a sales transaction.

You can choose to sell your shares through a stockbroker of your choice, in which case you should first request a certificate for your shares from the plan administrator. Allow two weeks for delivery of the certificate. (See “— Issuance of Certificates.”)

Safekeeping of Your Stock Certificates

Any shareholder may use the plan’s safekeeping service to deposit common stock certificates at no cost, whether or not dividends are reinvested. Safekeeping is beneficial because you no longer bear the risk and cost associated with the loss, theft or destruction of stock certificates.

With safekeeping, you have the option of reinvesting all, a portion or none of your dividends. You may also take advantage of the sale of shares feature of the plan. Certificates will be issued upon request. (See “— Issuance of Certificates.”)

To use the safekeeping service, send your certificates to the plan administrator by registered mail with written instructions to deposit them for safekeeping. The shares should be insured for approximately 2% of the value of the shares. Do not endorse the certificates or complete the assignment section. The safekeeping service is free of any service charges.

Shares of our common stock that you buy under the plan will be maintained in your plan account for safekeeping in book-entry form. You will receive a statement detailing the status of your holdings.

Gifts, Transfers and Pledges of Shares

You may direct us to transfer all or a portion of the shares of our common stock in your plan account to a new or existing shareholder, whether or not the transferee is a participant in the plan. You can give or transfer common stock in your plan account to anyone you choose by:

•	making an initial $500 cash investment to establish an account in the recipient’s name;

•	submitting an optional cash investment on behalf of an existing shareholder in the plan in an amount not less than $50 nor more than $10,000; or

•	transferring shares from your account to the recipient (minimum of five shares to new accounts).

The plan administrator will automatically place such new accounts in full dividend reinvestment status. New participants, at their discretion, may elect another investment option by giving notice to the plan administrator. If you participate in dividend reinvestment and your request to either transfer all of your shares or make a partial sale and transfer the balance of your shares is received between the ex-dividend and the dividend record date, the processing of your request will occur promptly, but may not occur prior to the dividend record date.

To transfer shares, you must send the plan administrator written instructions and a proper stock power and have your signature guaranteed by a financial institution participating in the Medallion Signature Guarantee Program (generally a broker or a bank). The Medallion Signature Guarantee Program ensures that the individual signing the certificate or stock power is in fact the registered owner.

Plan shares may not be pledged and any such purported pledge shall be void. If you want to pledge your shares, you must first withdraw them from your plan account.

Issuance of Certificates

You can withdraw all or some of the shares from your plan account by notifying the plan administrator in writing.

Certificates will be issued for whole shares only. In the event your request involves a fractional share, a check (less any applicable fees) for the value of the fractional share will be mailed to you. You should receive your certificate by U.S. mail within two weeks of your request. Dividends will continue to be reinvested in our common stock unless we are specifically advised to discontinue reinvestment.

Certificates will be issued in the name(s) in which the account is registered, unless otherwise instructed. If the certificate is to be issued in a name other than your plan account registration name, the signature on the instructions or stock power authorizing the issuance must be guaranteed by a financial institution participating in the Medallion Signature Guarantee Program, as described above.

Plan Service Fees

Enrollment fee for new investors	$10.00 per account enrollment
Purchase of shares	No Charge
Sale of shares (partial or full):
Sales fee	$10.00 (subject to change)
Brokerage commission	Currently $0.04 per share (subject to change)
Reinvestment of dividends	No Charge
Optional cash investments via check or automatic investment	No Charge
Gift or transfer of shares	No Charge
Safekeeping of stock certificates	No Charge
Certificate issuance	No Charge
Returned checks	Up to $25.00 per check

The applicable fees will be deducted from either the investment or proceeds from a sale.

Statements of Account

For any quarter in which your plan account had activity, the plan administrator will mail you a statement showing all transactions (shares, amounts invested, purchase prices) for your account, including year-to-date and other account information. Supplemental statements or notices may be sent when you make an initial or optional cash investment or a deposit, transfer or withdrawal of shares.

Please retain your statements to establish the cost basis of shares purchased under the plan for income tax and other purposes and to avoid account research fees.

You should notify the plan administrator promptly of any change in address since all notices, statements and reports will be mailed to your address of record.

Death of a Plan Participant

If a plan participant dies or becomes legally incapacitated, the plan administrator must be notified. The legal representative of the participant should contact the plan administrator for specific information.

Termination of Participation

You may terminate your participation in the plan at any time by delivering written instructions to the plan administrator, by mail signed by all registered holders listed on the plan account. Upon termination, you must elect either to receive a certificate for the number of whole shares held in your plan account and a check for the value of any fractional share, or to have all the shares in your plan account sold for you as described under “— Sale of Shares.”

The plan administrator will send your stock certificates, statement and/or proceeds to you as soon as practicable. If the plan administrator receives a notice of termination after a dividend record date but before the related dividend payment date, a separate dividend check will be mailed to you on the dividend payment date. Thereafter, cash dividends on any remaining shares of our common stock that you hold will be paid to you in cash and will not be reinvested.

Voting of Proxies

We will mail you proxy materials including a proxy card representing both the shares for which you hold certificates and the shares in your plan account. Your shares will be voted as directed by you.

Stock Dividend/Stock Split

Any stock dividends or split shares that we distribute on shares credited to your account will be added to your account. Stock dividends or split shares that we distribute on shares registered in your name outside of the plan will be mailed directly to you in the same manner as to holders of shares of our common stock who are not participating in the plan.

Rights Offering

Your entitlement under the plan in a regular rights offering will be based upon your total holdings of our common stock in the plan. We will issue rights certificates only for the number of whole shares credited to your account. Rights based on a fraction of a share held in your account will be sold for the account and the net proceeds will be invested in our common stock and added to your account by the end of the following month.

Stockholder Communications

In addition to proxy materials, participants in the plan will have the right to receive all communications sent to holders of our common stock generally, including our annual report to stockholders.

Responsibility of Plan Administrator and Marathon Oil Corporation

Neither we nor any plan administrator nor any agent will be liable for any act done in good faith or for any good faith omission to act. This includes, without limitation, any claims of liability:

•	for failure to terminate your account upon your death prior to receiving written notice of such death;

•	relating to purchases or sales prices reflected in your plan account or the dates of purchases or sales of your plan shares; or

•	for any fluctuation in the market value after purchase or sale of shares.

The payment of dividends is at the discretion of our Board of Directors. The Board may change the amount and timing of dividends at any time without notice.

Neither we nor any plan administrator can assure you a profit or protect you against a loss on the shares you purchase under the plan.

Plan Modification or Termination

We reserve the right to suspend, terminate or modify the plan at any time without the approval of plan participants. You will receive notice of any suspension, termination or significant modification. We and any plan administrator also reserve the right to change any and all administrative procedures and costs associated with the plan.

Change of Eligibility

We reserve the right to deny, suspend or terminate participation by a shareholder who is using the plan for purposes inconsistent with the intended purpose of the plan. In such event, the plan administrator will notify you in writing and will continue to safekeep your shares but will no longer accept optional cash investments or reinvest your dividends. The plan administrator will issue a certificate to you upon written request.

If the number of shares on which dividends are reinvested falls below one share, your participation in the plan will be terminated automatically and a check will be sent to you for any fractional share remaining.

Foreign Participation

If you live outside of the United States, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the plan. We reserve the right to terminate participation of any shareholder if we deem it advisable under any foreign laws or regulations.

Interpretation

We may adopt rules and regulations to facilitate the administration of the plan. Any question of interpretation under the plan will be determined by us in our sole discretion and any such determination will be final.

The plan, all related forms and your account shall be governed by and construed in accordance with the laws of the State of New York and cannot be modified orally.

Transfer Agent and Registrar

National City Bank acts as the transfer agent and registrar for our common stock.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences regarding the plan. This summary is based on current law and may be affected by future legislation, income tax regulations, court decisions, Internal Revenue Service rulings and other administrative pronouncements. This discussion does not purport to deal with all aspects of taxation that may be relevant to you in light of your circumstances, or if you are a type of investor who is subject to special treatment under U.S. federal income tax law (including, without limitation, insurance companies, partnerships, tax-exempt organizations, financial institutions, broker dealers, foreign corporations, other foreign entities, and persons who are not citizens or residents of the United States). This discussion is limited to taxpayers that will hold shares of our common stock as “capital assets” (generally, held for investment). YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES (INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES) OF PARTICIPATING IN THE PLAN, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

In general, the amount of cash dividends paid by us will be includable in your income even though reinvested under the plan. When your dividends are reinvested to acquire shares (including any fractional share) directly from us, you will be treated as having received on the dividend payment date a taxable dividend in an amount equal to the fair market value of our common stock purchased for your account under the plan. When your dividends are reinvested to acquire shares (including any fractional share) purchased in open market transactions, you will be treated as having received a taxable dividend equal to the amount of cash dividends used to make those purchases, plus the amount of any brokerage fees paid by us in connection with those purchases. You should be aware that, when we pay brokerage fees on your behalf for shares purchased in market transactions, the taxable income recognized by you as a participant in the plan will be greater than the taxable income that would have resulted solely from the receipt of the dividend in cash.

If you make initial or optional cash investments that are subject to a waiver of limitations, you may be treated as having received an additional dividend distribution equal to the excess, if any, of the fair market value of the shares acquired on the investment date over the amount of your cash investment. The Internal Revenue Service has issued private letter rulings on plans which appear to be similar to the plan in this respect, ruling that shareholders making optional cash investments will not be treated as having received such dividend income if the shareholders are not also participants in the dividend reinvestment aspect of the plan. Private letter rulings are not precedent and may not be relied upon by persons other than the taxpayers to which they are issued.

Distributions by us will be treated as dividends to the extent of our earnings and profits for federal income tax purposes. To the extent that the amount we distribute exceeds our current and accumulated earnings and profits, the distribution will be first treated as a return of capital to the shareholder to the extent of basis, with any excess taxable as gain realized from the sale of shares. We will report to you for tax purposes the dividends to be credited to your account as well as brokerage costs incurred by us on your behalf. Such information will also be furnished to the Internal Revenue Service to the extent required by law.

The tax basis of shares acquired through the reinvestment of dividends pursuant to the plan will generally equal the amount of distributions you are treated as receiving, as described above. The tax basis of shares purchased with initial or optional cash investments will be equal to the amount of those investments increased by the amount of any additional distribution that you are treated as having received in connection with a purchase made pursuant to a waiver of limitations, as described above. The tax basis of shares purchased in the open market to satisfy plan requirements will include the amount of any brokerage fees incurred by the plan on your behalf. Your December plan statement will disclose all plan activities for the year and may be useful when calculating your tax basis. The holding period for shares acquired under the plan (including any fractional share) generally will begin on the date after the date on which the shares are purchased and credited to your plan account, regardless of the source of purchase. Consequently, shares of our common stock acquired at different times will have different holding periods.

You will not realize any taxable income when you receive certificates for whole shares credited to your account under the plan. Upon the sale of either a portion or all of your shares from the plan, you may recognize a capital gain or loss based on the difference between the sales proceeds and the tax basis in the shares sold, including any fractional share. Such capital gain or loss will be long-term capital gain or loss if your holding period for your shares or fractional share exceeds one year at the time of disposition.

If you are subject to withholding taxes, we will withhold the required taxes from the gross dividends and from the proceeds from the sale of shares. The dividends and proceeds received by you, or dividends reinvested on your behalf, will be net of the required taxes.

The above summary is not a comprehensive discussion of all of the tax considerations that may be relevant to a participant in the plan. Therefore, you are urged to consult your tax advisors regarding the consequences of participation in the plan.

PLAN OF DISTRIBUTION

In connection with the administration of the plan, we may be requested to approve investments made pursuant to waivers of limitations by or on behalf of participants or other investors who may be engaged in the securities business.

Persons who acquire shares of our common stock through the plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934 and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept investments made pursuant to waivers of limitations by such persons.

Subject to the availability of shares of our common stock registered for issuance under the plan, there is no maximum number of shares that can be issued pursuant to the reinvestment of dividends or cash investments. From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any discounts applicable to investments made under the plan. Those transactions under the plan may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the plan. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purpose of the plan.

We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our common stock under the plan. Upon withdrawal by a participant from the plan by the sale of shares of our common stock held under the plan, the participant will receive the proceeds of that sale less the applicable brokerage commission (currently $0.04 per share), a sales fee of $10.00 (subject to change at any time) and any required tax withholdings or transfer taxes.

Our common stock may not be available under the plan in all states. We are not making an offer to sell our common stock in any state where the offer or sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information that we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

The SEC allows us to “incorporate by reference” the information that we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of this offering. The documents we incorporate by reference are:

•	our annual report on Form 10-K for the year ended December 31, 2008;

•	our current reports on Form 8-K filed on February 5, 2009 and February 17, 2009; and

•	the description of our common stock contained in our registration statement on Form 8-A/A filed with the SEC on July 17, 2007.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

Marathon Oil Corporation
5555 San Felipe Road
Houston, Texas 77056-2723
Attention:  Corporate Secretary
Telephone:  (713) 629-6600

LEGAL MATTERS

Baker Botts L.L.P., Houston, Texas, will pass on the validity of the common stock offered through this prospectus.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Marathon Oil Corporation
Dividend Reinvestment and
Direct Stock Purchase Plan
Prospectus
March 10, 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth expenses payable by us in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates.

SEC registration fee	$5,004
Printing expenses	17,000
Legal fees and expenses	50,000
Accounting fees and expenses	5,000
Transfer Agent fees	5,000
Miscellaneous	7,996

Total	$90,000

     All of the foregoing expenses are estimated except for the Securities and Exchange Commission filing fee.
Item 15. Indemnification of Directors and Officers.
Delaware General Corporation Law
     Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others against expenses (including attorneys’ fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or an officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify that director or officer against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.
     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.
Certificate of Incorporation and Bylaws
     Article Eleventh of the Company’s restated certificate of incorporation states that:
     No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eleventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
     In addition, Article V of the Company’s by-laws provides that the Company shall indemnify and hold harmless to the fullest extent permitted by law any person who was or is made or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all expenses, liability and loss reasonably incurred or suffered by such person. The Company shall indemnify any person seeking indemnity in connection with a proceeding initiated by such person only if the proceeding was authorized by the Company’s board of directors.
Indemnification Agreements and Insurance
     Agreements the Company may enter into with underwriters, dealers and agents who participate in the distribution of securities of the Company may contain provisions relating to the indemnification of the Company’s officers and directors.
     The Company also maintains directors’ and officers’ liability insurance for its directors and officers that protects them from certain losses arising from claims or charges made against them in their capacities as directors or officers of the Company.
     The Company maintains insurance policies under which the Company’s directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.
Item 16. Exhibits

Exhibit No.	Description of Exhibit

2.1	Holding Company Reorganization Agreement, dated as of July 1, 2001, by and among USX Corporation, USX Holdco, Inc. and United States Steel LLC (incorporated by reference to Exhibit 2.1 to Marathon Oil Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006).

2.2	Agreement and Plan of Reorganization, dated as of July 31, 2001, by and between USX Corporation and United States Steel LLC (incorporated by reference to Exhibit 2.2 to Marathon Oil Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006).

2.3*	Master Agreement, among Ashland Inc., ATB Holdings Inc., EXM LLC, New EXM Inc., Marathon Oil Corporation, Marathon Oil Company, Marathon Domestic LLC and Marathon Ashland Petroleum LLC, dated as of March 18, 2004 and Amendment No. 1 dated as of April 27, 2005 (incorporated by reference to Exhibit 2.1 on Amendment No. 3 to the Registration Statement on Form S-4/A (File No. 333-119694) of Marathon Oil Corporation filed on May 19, 2005).

2.4*	Amended and Restated Tax Matters Agreement among Ashland Inc., ATB Holdings Inc., EXM LLC, New EXM Inc., Marathon Oil Corporation, Marathon Oil Company, Marathon Domestic LLC and Marathon Ashland Petroleum LLC, dated as of April 27, 2005 (incorporated by reference to Exhibit 2.2 on Amendment No. 3 to the Registration Statement on Form S-4/A (File No. 333-119694) of Marathon Oil Corporation filed on May 19, 2005).

2.5*	Assignment and Assumption Agreement (VIOC Centers) between Ashland Inc. and ATB Holdings Inc., dated as of March 18, 2004 (incorporated by reference to Exhibit 2.3 to Marathon Oil Corporation’s Amendment No. 1 to Form 8-K/A, filed on November 29, 2004).

2.6*	Assignment and Assumption Agreement (Maleic Business) between Ashland Inc. and ATB Holdings Inc., dated as of March 18, 2004 (incorporated by reference to Exhibit 2.4 to Marathon Oil Corporation’s Amendment No. 1 to Form 8-K/A, filed on November 29, 2004).

2.7*	Amended and Restated Arrangement Agreement among Marathon Oil Corporation, 1339971 Alberta Ltd., Western Oil Sands Inc. and WesternZagros Resources Inc., dated as of September 14, 2007 (incorporated by reference to Exhibit 2.7 to the Registration Statement on Form S-3 (File No. 333-146772) of Marathon Oil Corporation filed on October 17, 2007).

2.8*	Amending Agreement among Marathon Oil Corporation, 1339971 Alberta Ltd, Western Oil Sands Inc. and WesternZagros Resources Inc., dated as of October 15, 2007 (incorporated by reference to Exhibit 2.8 to the Registration Statement on Form S-3 (File No. 333-146772) of Marathon Oil Corporation filed on October 17, 2007).

2.9*	Plan of Arrangement under Section 193 of the Business Corporations Act (Alberta) (incorporated by reference to Exhibit 2.9 to the Registration Statement on Form S-3 (File No. 333-146772) of Marathon Oil Corporation filed on October 17, 2007).

4.1	Restated Certificate of Incorporation of Marathon Oil Corporation (incorporated by reference to Exhibit 3.1 to Marathon Oil Corporation’s Form 8-K, filed on April 25, 2007).

4.2	By-laws of Marathon Oil Corporation (incorporated by reference to Exhibit 3.1 to Marathon Oil Corporation’s Form 8-K, filed on November 4, 2008).

4.3	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 3.3 to Marathon Oil Corporation’s Form 8-K, filed on May 14, 2007).

5.1	Opinion of Baker Botts L.L.P.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1	Powers of Attorney of directors and officers of Marathon Oil Corporation.

*	Marathon agrees to furnish supplementally a copy of any omitted schedule to the United States Securities and Exchange Commission upon request.
Item 17. Undertakings
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i), (1)(ii) and 1(iii) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b)	The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, Marathon Oil Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on March 10, 2009.

MARATHON OIL CORPORATION
By	/s/ Clarence P. Cazalot, Jr.
Clarence P. Cazalot, Jr.
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 10, 2009.

SIGNATURE	TITLE

/s/ Clarence P. Cazalot, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)
Clarence P. Cazalot, Jr.

/s/ Janet F. Clark	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Janet F. Clark

*	Vice President—Accounting and Controller (Principal Accounting Officer)
Michael K. Stewart

*	Director
Charles F. Bolden, Jr.

*	Director
Gregory H. Boyce

*	Director
David A. Daberko

*	Director
William L. Davis

*	Director
Dr. Shirley Ann Jackson

*	Director
Philip Lader

*	Director
Charles R. Lee

*	Director
Michael E. J. Phelps

*	Director
Dennis H. Reilley

*	Director
Seth E. Schofield

*	Director
John W. Snow

*	Chairman of the Board
Thomas J. Usher

* By: /s/ Clarence P. Cazalot, Jr.	Attorney-in-fact
Clarence P. Cazalot, Jr.

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

2.1	Holding Company Reorganization Agreement, dated as of July 1, 2001, by and among USX Corporation, USX Holdco, Inc. and United States Steel LLC (incorporated by reference to Exhibit 2.1 to Marathon Oil Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006).

2.2	Agreement and Plan of Reorganization, dated as of July 31, 2001, by and between USX Corporation and United States Steel LLC (incorporated by reference to Exhibit 2.2 to Marathon Oil Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006).

2.3*	Master Agreement, among Ashland Inc., ATB Holdings Inc., EXM LLC, New EXM Inc., Marathon Oil Corporation, Marathon Oil Company, Marathon Domestic LLC and Marathon Ashland Petroleum LLC, dated as of March 18, 2004 and Amendment No. 1 dated as of April 27, 2005 (incorporated by reference to Exhibit 2.1 on Amendment No. 3 to the Registration Statement on Form S-4/A (File No. 333-119694) of Marathon Oil Corporation filed on May 19, 2005).

2.4*	Amended and Restated Tax Matters Agreement among Ashland Inc., ATB Holdings Inc., EXM LLC, New EXM Inc., Marathon Oil Corporation, Marathon Oil Company, Marathon Domestic LLC and Marathon Ashland Petroleum LLC, dated as of April 27, 2005 (incorporated by reference to Exhibit 2.2 on Amendment No. 3 to the Registration Statement on Form S-4/A (File No. 333-119694) of Marathon Oil Corporation filed on May 19, 2005).

2.5*	Assignment and Assumption Agreement (VIOC Centers) between Ashland Inc. and ATB Holdings Inc., dated as of March 18, 2004 (incorporated by reference to Exhibit 2.3 to Marathon Oil Corporation’s Amendment No. 1 to Form 8-K/A, filed on November 29, 2004).

2.6*	Assignment and Assumption Agreement (Maleic Business) between Ashland Inc. and ATB Holdings Inc., dated as of March 18, 2004 (incorporated by reference to Exhibit 2.4 to Marathon Oil Corporation’s Amendment No. 1 to Form 8-K/A, filed on November 29, 2004).

2.7*	Amended and Restated Arrangement Agreement among Marathon Oil Corporation, 1339971 Alberta Ltd., Western Oil Sands Inc. and WesternZagros Resources Inc., dated as of September 14, 2007 (incorporated by reference to Exhibit 2.7 to the Registration Statement on Form S-3 (File No. 333-146772) of Marathon Oil Corporation filed on October 17, 2007).

2.8*	Amending Agreement among Marathon Oil Corporation, 1339971 Alberta Ltd, Western Oil Sands Inc. and WesternZagros Resources Inc., dated as of October 15, 2007 (incorporated by reference to Exhibit 2.8 to the Registration Statement on Form S-3 (File No. 333-146772) of Marathon Oil Corporation filed on October 17, 2007).

2.9*	Plan of Arrangement under Section 193 of the Business Corporations Act (Alberta) (incorporated by reference to Exhibit 2.9 to the Registration Statement on Form S-3 (File No. 333-146772) of Marathon Oil Corporation filed on October 17, 2007).

4.1	Restated Certificate of Incorporation of Marathon Oil Corporation (incorporated by reference to Exhibit 3.1 to Marathon Oil Corporation’s Form 8-K, filed on April 25, 2007).

4.2	By-laws of Marathon Oil Corporation (incorporated by reference to Exhibit 3.1 to Marathon Oil Corporation’s Form 8-K, filed on November 4, 2008).

4.3	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 3.3 to Marathon Oil Corporation’s Form 8-K, filed on May 14, 2007).

5.1	Opinion of Baker Botts L.L.P.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1	Powers of Attorney of directors and officers of Marathon Oil Corporation.

*	Marathon agrees to furnish supplementally a copy of any omitted schedule to the United States Securities and Exchange Commission upon request.